                                                                    Exhibit 4.18

THIS AMENDMENT AGREEMENT is made the 15th day of May 2001

BETWEEN

(1)  APW ELECTRONICS GROUP PLC (formerly Vero Group PLC)

(2) APW ELECTRONICS OVERSEAS INVESTMENTS LIMITED (formerly Vero Electronics Overseas Investments Limited)

(3)  APW ELECTRONICS LIMITED (formerly Vero Electronics Limited)

(4)  APW ENCLOSURES AB (formerly Vero Enclosures AB)

(5)  APW ELECTRONICS GmbH (formerly Vero Electronics GmbH)

(6)  VERO ELECTRONICS Inc.

(7)  APW ENCLOSURES S.A. (formerly Vero Electronics S.A.) and

(8) APW ELECTRONICS S.r. L (formerly Vero Electronics S.r.L.) (each a "Borrower" and together the "Borrowers"); and

(9)  THE ROYAL BANK OF SCOTLAND plc (the "Bank")


WHEREAS

(A) The Bank and the Borrowers entered into a (Pounds)27,500,000 revolving credit facility dated 24 October 1995 (as subsequently amended by two amendment agreements dated 15 May 1998 and 22 May 1998 respectively) (the "Facility Agreement").

(B) On 31 July 2000, APW Ltd, APW North America, Inc., APW Holdings (Denmark) APS, certain financial institutions, Bank One, N.A., as syndication agent, The Chase Manhattan Bank as documentation agent and Bank of America, National Association as administrative agent entered into a multicurrency agreement (as subsequently amended and restated on and with effect from 15 May 2001) (the "Multicurrency Agreement")

(C) Pursuant to a Waiver Request, the Borrowers have requested the Bank to waive any of its rights under any cross-default or cross-acceleration provisions in the RBS Group Facilities arising exclusively from any non-compliance by the Borrowers with the requirements of Section 7.6 (b) and
     (c) of the Multicurrency Agreement on and subject to the terms and conditions as outlined in the Waiver Letter.

(D) The parties wish to enter into this Agreement to record the basis on which the Facility Agreement is being amended and restated.

IT IS AGREED as follows:-

1    DEFINITIONS AND INTERPRETATION

     In this Agreement except where the context otherwise requires, words and expressions defined and references construed in the Multicurrency Agreement or the Facility Agreement (but not defined or construed in this Agreement) shall have the same meaning herein, and, in addition:

    "APW Counter Indemnity" means the counter indemnity granted by APW Ltd in favour of NatWest and dated on or about 25 April 2001 replacing a previous counter indemnity granted by APW Ltd in favour of the Bank dated 1 August 2000

    "APW Group" means APW Ltd and its subsidiaries and affiliates as may be the case from time to time

    "APW" means APW Ltd, a company incorporated in Bermuda

    "Debenture" means an agreement creating fixed and floating charges executed in favour of the Security Trustee acting for and on behalf of the Banks (as defined therein) by certain members of the APW Group and by any "Additional Companies" (as defined therein) on or about the date of this Agreement.

    "Effective Date" means the date on which the Bank receives all of the documents and other evidence listed in Clause 3.1 (Conditions Precedent) of this Agreement in form and substance satisfactory to it and provides the Parent with written confirmation to that effect, having received confirmation from the Administrative Agent that all conditions precedent to the Multicurrency Agreement would immediately be satisfied upon such written confirmation being provided by the Bank.

    "Guarantees" mean the guarantees to be executed by certain Subsidiaries that have not previously executed guarantees in favour of the Bank or NatWest (as applicable) in respect of all of the obligations (present, future, actual or contingent) of the Parent or any of its other UK subsidiaries under or in respect of either the Facility Agreement, the Multi-Option Facility or under the APW Counter Indemnity

    "Guaranties" mean the guaranties which certain APW Group companies incorporated in the USA, have or will execute and deliver in favour of the UK Security Trustee in accordance with Clause 17 (Guarantees) of this Agreement, in respect of the obligations of their UK affiliates under or in respect of the UK Finance Documents

    "Intercreditor Agreement" means the intercreditor agreement dated as of 15/th/ May 2001 between the Administrative Agent, Bank of America as security trustee, the Banks, the Bank as agent, the Bank as Security Trustee, the Bank and NatWest.

    "Multi-Option Facility" means the multi-option facility entered into between
    (1) National Westminster Bank Plc, (2) the UK Parent and certain of its subsidiaries dated 20 April 2000 and as may have been subsequently amended from time to time

    "NatWest" means the National Westminster Bank plc

    "Parent" means APW Electronics Group plc

    "RBS Group Facilities" means together the Facility Agreement, the Multi-Option Facility, the APW Counter Indemnity, any loan note guarantees provided by NatWest in respect of the obligations of any member of the APW Group and any other agreement, including any relating to replacement loans, falling within the definition of "UK Facility" contained in the Multicurrency Agreement.

    "Security Trustee" means the Bank in its capacity as such

    "UK Finance Documents" means each of the Facility Agreement, the Intercreditor Agreement, the Debentures, the Guarantees, the APW Counter Indemnity, and any other document to be executed in connection with the Facility Agreement or the RBS Group Facilities which is not a US Finance Document.

    "UK Parent" means APW Enclosure Products and Systems Limited

    "US Finance Documents" means each of the Guaranties, the US Pledge Agreement, the Intercreditor Agreement, the US Security Agreement, the US Assignment of Security Interest in United States Trademarks and Patents and any other document to be executed in connection therewith

    "US Pledge Agreement" means a pledge agreement dated as of 15 May 2001 among APW, certain subsidiaries of APW and the Security Trustee, as amended or modified from time to time.

    "US Security Agreement" means a security agreement dated as of 15 May 2001 among APW, certain subsidiaries of APW and the Security Trustee, as amended or modified from time to time.

    "US Assignment of Security Interest in United States Trademarks and Patents" means an assignment of security interest in United States trademarks and patents dated as of 15 May 2001 among APW, certain subsidiaries of APW and the Security Trustee, as amended or modified from time to time.

    "Waiver Letter" means the agreement entered into between the Bank and the UK Parent acting for and on behalf of each of its UK subsidiaries dated 6 April 2001 setting out the terms upon which the Bank and NatWest will continue to make available to the UK Parent and its UK subsidiaries the RBS Group Facilities

    "Waiver Request" means the request issued by the UK Parent, APW Holdings Denmark and APW North America Inc. dated 27 March 2001

    "Warrant Agreement" means an agreement in the form attached as Exhibit I to the Multicurrency Agreement

    "Warrants" mean the share warrants issued by APW to the Bank pursuant to the Warrant Agreement.

2   AMENDMENT OF FACILITY AGREEMENT

    With effect from the Effective Date, the Facility Agreement is amended as set out in this Agreement. The parties agree to be bound by the Facility Agreement as amended.

3 CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT TO THIS AMENDMENT AND RESTATEMENT AGREEMENT

3.1 Conditions Precedent

    The obligation of the Bank to continue to make the Facility available is subject to the condition that the Bank shall have received in a form and substance satisfactory to it on or before the Effective Date:-

(a) a copy, certified a true and up to date copy by the Secretary of each Borrower which is a UK Borrower or a US Borrower and each other UK Obligor or US Obligor, of the Certificate of Incorporation and Memorandum and Articles of Association or their equivalent constitutional documents;

(b) a copy, certified a true and up to date copy by the Secretary of each UK Obligor and US Obligor, of a resolution of the board of directors of such UK Obligor or US Obligor approving the execution and delivery of the UK Finance Documents or the US Finance Documents (as the case may be) to which it is a party and the performance of its obligations thereunder and authorising a person or persons (specified by name) on behalf of each UK Obligor or US Obligor (as the case may be) to sign and deliver the UK Finance Documents and any other documents to be delivered by it pursuant thereto and to give all notices which may be required to be given on its behalf under the UK Finance Documents or US Finance Documents (as the case may be);

(c) a certificate authenticated by the Secretary of each UK Obligor and US Obligor setting out the names and signatures of the persons authorised to sign, on behalf of such UK Obligor and US Obligor, the UK Finance Documents or the US Finance Documents (as the case may be) and any other documents to be delivered by such UK Obligor and US Obligor pursuant thereto;

(d) a certificate signed by the Secretary of each UK Obligor and US Obligor stating that their execution of the UK Finance Documents and the US Finance Documents to which it is a party and the exercise by it of its rights and the performance by it of its obligations thereunder are within its corporate powers, have been approved by all necessary corporate action and will not cause any limit or restriction on any of its powers (whether imposed by law, decree, rule, regulation, its Memorandum or Articles of Association (or equivalent Constitutional documents), agreement or otherwise) or on the right or ability of its directors to exercise such powers, to be exceeded or breached;

(e) Counterparts of each UK Finance Document and each US Finance Document duly executed by each UK Obligor and US Obligor that is a party thereto, including the following:-

          (i) Warrant Agreement in the form attached to the Multicurrency Agreement, together with delivery of Warrants Certificates and a certified copy of the register of stockholders evidencing the registration of the Warrant Holders;

          (ii) The US Security Agreement, together with such financing statements and other documents as the Security Trustee may require;

          (iii) The US Pledge Agreement, together with such stock certificates, blank stock powers and other documents as the Security Trustee may require;

          (iv) The US Assignment of Security Interest in United States Patents and Trademarks, in a form recordable with the United States Patent and Trademark office;

          (v)   The Debenture; and

          (vi) The Guarantees and Guaranties to be provided pursuant to Clause 17 (Guarantees) of this Agreement in form and substance satisfactory to the Security Trustee. For the avoidance of doubt this includes the Guarantees to be provided by Towerflame Limited and Air Cargo Equipment (UK) Limited.

(f) Opinions from the US Counsel of APW and the Guarantors in the form exhibited to the Multicurrency Agreement, but addressed to the Bank and referring to the RBS Group Facilities; and

(g) Copies of each of the other conditions precedent delivered pursuant to Clause 5.1 of the Multicurrency Agreement.

3.2  Conditions Subsequent

     It shall be a condition subsequent to this Agreement that the Bank shall have received in a form and substance satisfactory to it within 60 days of the Effective Date:-

(a) to the extent not provided on the Effective Date, a copy certified a true and up to date copy by the Secretary of each Borrower which is a non UK Borrower or a non US Borrower, and each other non UK Obligor or non US Obligor, of the Certificate of Incorporation and Memorandum and Articles of Association or their equivalent constitutional documents; and

(b) to the extent not provided on the Effective Date, a copy, certified a true and up to date copy by the Secretary of each UK Obligor and US Obligor, of a resolution of the board of directors of such UK Obligor or US Obligor approving the execution and delivery of the UK Finance Documents or the US Finance Documents (as the case may be) to which it is a party and the performance of its obligations thereunder and authorising a person or persons (specified by name) on behalf of each UK Obligor or US Obligor (as the case may be) to sign and deliver the UK Finance Documents and any other documents to be delivered by it pursuant thereto and to give all notices which may be required to be given on its behalf under the UK Finance Documents or US Finance Documents (as the case may be);

(c) to the extent not provided on the Effective Date, a certificate authenticated by the Secretary of each UK Obligor and US Obligor setting out the names and signatures of the persons authorised to sign, on behalf of such UK Obligor and US Obligor, the UK Finance Documents or the US Finance Documents (as the case may be) and any other documents to be delivered by such UK Obligor and US Obligor pursuant thereto;

(d) to the extent not provided on the Effective Date, a certificate signed by the Secretary of each UK Obligor and US Obligor stating that their execution of the UK Finance Documents and the US Finance Documents to which it is a party and the exercise by it of its rights and the performance by it of its obligations thereunder are within its corporate powers, have been approved by all necessary corporate action and will not cause any limit or restriction on any of its powers (whether imposed by law, decree, rule, regulation, its Memorandum or Articles of Association (or equivalent Constitutional documents), agreement or otherwise) or on the right or ability of its directors to exercise such powers, to be exceeded or breached;

(e) (if any resolution described in Clause 3.1(b) above did not expressly refer to the execution of the Intercreditor Agreement or any other UK Finance Document or US Finance Document), a copy, certified a true and up to date copy by the Secretary of each relevant UK Obligor and US

     Obligor which executed the Intercreditor Agreement and/or such other Finance Document, of a resolution of the board of directors of such UK Obligor or US Obligor ratifying, for the avoidance of doubt, the execution and delivery of the Intercreditor Agreement.

3.3  Real Estate and Foreign Subsidiaries

     The provisions of Clauses 3.3 (Real Estate) and 3.4 (Foreign Subsidiaries) of the Multicurrency Agreement shall apply mutatis mutandis to this Agreement, save that references to the "Administrative Agent" shall be deemed to be references to the "Security Trustee".

4    DEFINITIONS

4.1  Clause 1.1 shall be amended, so that the first line shall read as follows:-

     "In this Agreement, unless the context requires otherwise, words and phrases defined in the Amendment Agreement (as defined below) shall have the same meaning in this Agreement and, in addition:-"

4.2 The following shall be added to Clause 1 of the Facility Agreement as a new definition;

     "Amendment Agreement" means the amendment agreement dated 15 May 2001, between the Parent, the Borrowers and the Bank amending certain terms of this Agreement"

4.3 The definition of "Applicable Margin" contained in the Facility Agreement shall be deleted and replaced with the following:-

     "Applicable Margin" shall have the meaning given to it in the Multicurrency Agreement, provided that loans denominated in Sterling or any currency other than Dollars shall be deemed to be Offshore Rate Loans and loans denominated in Dollars shall be deemed to be Base Rate Loans"

4.4 The definition of "Finance Documents" contained in the Facility Agreement shall be deleted and replaced with the following:-

     "Finance Documents" means each of this Agreement, the Bills, the Counter Indemnities, the UK Finance Documents and the US Finance Documents (each as defined in the Amendment Agreement) and any other document to be executed in connection with this Agreement."

4.5 The definition of "Parent" contained in the Facility Agreement shall be deleted and replaced with the following:-

     "Parent" means APW Electronics Group plc

4.6 The definition of "Termination Date" contained in the Facility Agreement shall be deleted and replaced with the following:-

     "Termination Date" means July 31 2003"

5    OVERDRAFT OPTION

5.1 Clause 4.2 shall be deleted and by way of substitution there shall be inserted the following provision:

     "4.2  Interest Rate Calculation and Due Dates

     Interest shall be payable on the cleared daily balance:-

     (a) in the case of an Overdraft denominated in Sterling at a rate equal to the Applicable Margin above the Bank's Base Rate with a minimum rate of 5% per annum. The rate per annum above the Bank's Base Rate may be varied and restated from time to time in accordance with the provisions of the Multicurrency Agreement such that the rate per annum above the Bank's Base Rate shall be equivalent to the margin payable by APW or any of its affiliates under the Multicurrency Agreement. Such interest shall accrue from day to day, shall be calculated on the basis of a 365 day year and the actual number of days elapsed, and shall be debited quarterly in arrears on the penultimate Banking Day of March, June, September and December; and

     (b) in the case of an Overdraft denominated in an Optional Currency at a rate equal to the Applicable Margin above the Bank's Base Rate (which may be revised daily) for such currency. The rate per annum above the Bank's Base Rate shall be varied and restated from time to time in accordance with the provisions of the Multicurrency Agreement such that the rate per annum above the Bank's Base Rate shall be equivalent to the margin payable by APW or any of it affiliates under the Multicurrency Agreement. Such interest shall accrue from day to day, shall be calculated on the basis of 360 or 365 day year in accordance with normal banking practice for the relevant Optional Currency and the actual number of days elapsed, and should be debited on the first Banking Day of each calendar month.

6    SHORT TERM ADVANCES OPTION

     Clause 5.2 (Interest Rate) shall be deleted and by way of substitution there shall be inserted the following provision:

     "5.2  Interest Rate

     Interest on each Advance shall be payable at a percentage rate per annum which is equal to the sum of:-

     (a) the Applicable Margin (which shall be increased and varied from time to time in accordance with the provisions of the Multicurrency Agreement such that the Applicable Margin shall always be equivalent to that payable by APW or any of its affiliates under the Multicurrency Agreement);

     (b)  LIBOR; and

     (c) (in the case of an Advance denominated in Sterling) the Associated Costs Rate;

     and shall accrue from day to day."

7    ACCEPTANCE CREDITS OPTION

     Clause 6.4 (Commission Rate) shall be amended to read:

     "6.4  Commission Rate

     A Borrower shall pay to the Bank on each Date of Drawing acceptance commission at a rate equal to the then current Applicable Margin (to be varied and restated from time to time in accordance with the provisions of the Multicurrency Agreement such that the Applicable Margin shall always be equivalent to any margin payable by APW or any of its affiliates under the Multicurrency Agreement) calculated on the face amount of each Bill for a period equal to its Maturity Period, such payment to be effected by deduction by the Bank from the proceeds of discounting such Bill pursuant to Clause 6.5."

8    BONDING OPTION

     Clause 7.4 (Commission Rate) shall be amended to read:

     "7.4  Commission Rate

     The relevant Borrower shall pay to the Bank commission at a rate equal to the then current Applicable Margin (to be varied and restated from time to time in accordance with the provisions of the Multicurrency Agreement such that the Applicable Margin shall always be equivalent to any margin payable by APW or any of its affiliates under the Multicurrency Agreement) on the outstanding amount of the Bank's liability (both actual and contingent) under each Bond on each date when such commission is payable. Such commission shall accrue from day to day and shall be calculated on the basis of a 365 day year (in the case of Sterling) or a 360 or 365 day year in accordance with normal banking practice for the relevant Optional Currency (in the case of an Optional Currency) and shall be payable in advance on the Date of Drawing and at 3 monthly intervals thereafter until the Bank determines that its liability under such Bond has been reduced to zero in accordance with Clause 7.6. No commission so paid shall be refundable to a Borrower under any circumstances."

9    PREPAYMENT AND CANCELLATION

9.1  Clause 8.1 (Prepayment of Advances), Clause 8.2 (Other Prepayment), Clause
     8.3 (Cancellation) and Clause 8.4 (Mandatory Prepayment) shall be subject to any overriding provisions contained in the Intercreditor Agreement.

9.2  The following shall be added as a new Clause 8.4

     "8.4 Mandatory Prepayment

     (a) The provisions contained in Clause 2.8(b) (Unscheduled Mandatory Reductions) and Clause 2.9(b)(ii) (Mandatory Prepayments) of the Multicurrency Agreement shall apply mutatis mutandis to this Agreement, such that the Bank receives its Pro Rata Share of any such repayment.

     (b) Without prejudice to any other reductions in the Facility Amount which are required to be made pursuant to the terms of this Agreement, the Borrowers shall reduce the Bank's commitments under the RBS Group Facilities by the Sterling equivalent of $1,682,242 by February 28, 2002, by the Sterling equivalent of a further $3,364,485 by August 31, 2002, by the Sterling equivalent of a further $2,523,364 by February 28, 2003 and by the Sterling equivalent of a further $2,523,364 by May 31, 2003. For the purposes of calculating the Sterling equivalent, all amounts paid in US Dollars shall be converted to Sterling at the rate of exchange at which the Bank notifies the Parent that it could, in accordance with normal banking procedures, purchase Sterling with US Dollars three Business Days prior to the due date for payment. Once reduced in accordance with this Clause 8.4(b), the relevant commitments may not be increased.

      (c) If for any reason the outstanding obligations to the Bank under the RBS Group Facilities exceed its commitments, because of any limitation set forth in this Agreement or otherwise, the Borrowers shall immediately prepay Advances and/or deposit cash in an interest bearing cash collateral account held with the Bank in an aggregate amount equal to such excess (all interest accruing on such account being for the account of the Borrowers prior to Enforcement).

      (d) Any part of the RBS Group Facilities which is prepaid pursuant to this Clause 8.4 may not be reborrowed, and the Bank's commitment shall be reduced accordingly, unless the prepayment was made because for a period of five consecutive business days, APW and its Subsidiaries held in aggregate collected funds in excess of $10,000,000.

      (e) If on any Determination Date, the Bank shall have determined that the aggregate Sterling Amount of its outstanding obligations under the RBS Group Facilities exceeds its commitment under such facilities, due to a change in applicable rates of exchange between Sterling and Optional Currencies, then the Bank shall give notice to the Parent that a prepayment is required and the Borrowers shall make a prepayment so as to ensure that the Sterling Amount of the outstanding obligations under the RBS Group Facilities no longer exceeds the Bank's commitment under such facilities.

      (f) If and to the extent that any payment is properly due pursuant to this Clause 8.4, the Bank is hereby irrevocably and unconditionally authorised, unless prohibited from doing so by the Intercreditor Agreement, to debit any account of the Borrowers in order to effect such payment.

10    REPRESENTATIONS AND WARRANTIES

10.1  Clause 12.1(h) shall be amended to read:

      "(h)  No Default

      no Event of Default, or other event which with the passing of time or the giving of notice would be likely to become an Event of Default, has occurred and is continuing other than those disclosed by the APW Group and waived by the UK Security Trustee and the US Security Trustee in accordance with the Intercreditor Agreement."

10.2 Clause 12.1(c) shall be amended by the insertion of the words "other than the Collateral Documents or an Encumbrance in favour of the Bank (or a trustee or agent on its behalf) after the words "any of its assets".

11    COVENANTS

11.1 Clause 13.1 (Financial Information), Clause 13.6 (Gearing and Minimum Tangible Net Assets), Clause 13.7 (Interest Cover) and Clause 13.8 (Testing of Ratios) shall be amended such that APW shall procure that financial information is provided on a consolidated group basis in accordance with the provisions of Clause 7.1 (Reports, Certificates and Other Information) of the Multicurrency Agreement.

11.2  The following shall be added as a new Clause 13.1(d):-

      "The provisions of Clause 7.1 (Reports, Certificates and Other Information) of the Multicurrency Agreement shall, to the extent that such documents have not already been provided to the Bank, apply mutatis mutandis to this Agreement, save that references to the "Administrative Agent" or the "Banks" shall be deemed to be references to the "Bank".

11.3  The following shall be added at the end of Clause 13.3:-

      "The Borrowers shall deliver to the Security Trustee within 60 days of the Effective Date and annually thereafter a certificate as to such insurance".

11.4  The following shall be added as a new Clause 13.4 (e)

      "The Security evidenced by the Collateral Documents and all Security created in favour of the Security Trustee or the Bank"

11.5  The following shall be added as a new Clause 13.6(c):-

      "The provisions of Clause 7.6 (Financial Ratios and Restrictions) of the Multicurrency Agreement shall apply mutatis mutandis to this Agreement, save that references to the "Administrative Agent" or the "Required Banks" shall be deemed to be references to the "Bank".

12    SECURITY

12.1 The following shall be added to the end of Clause 14, which shall be renumbered Clause 14.1:-

      "The obligations of the Borrowers shall be secured by any security granted by the Guarantees, the Debentures, the Guaranties, the US Pledge Agreement, the US Security Agreement, the US Agreement Security Interest in US Trademarks and Patents and the APW Counter Indemnity subject to the terms of the Intercreditor Agreement."

12.2  The following shall be added as a new Clause 14.2:-

      "The Parent and each Borrower shall procure that APW and each of the Domestic Subsidiaries and UK Subsidiaries shall comply with the provisions of Clauses 3.2, 3.3 and 3.4 of the Multicurrency Agreement, the terms of which shall apply mutatis mutandis to this Agreement save that (a) references to the "Administrative Agent" shall be deemed to be references to the "Security Trustee", (b) references to the "Pledge Agreement" shall be deemed to be references to the "US Pledge Agreement", (c) references to the "Security Agreement" shall be deemed to be references to the "US Security Agreement", and (d) references to the "Assignment of Security Interest in United States Trademarks and Patents" shall be deemed to be references to the "US Assignment of Security Interest in United States Trademarks and Patents"."

12.3  The following shall be added as a new Clause 14.3:-

      "The provisions of Clause 3.6 (Further Assurances) and 3.7 (Transfer of Assets) shall apply mutatis mutandis to this Agreement save that (a) references to the "Administrative Agent" shall be deemed to be references to the "Security Trustee" (b) references to the "Required Banks" shall be deemed to be references to the "Bank" and (c) references to the "Outstanding

      Obligations" shall be deemed to be references to the "Secured Obligations (as defined in the Debenture)".

13    EVENTS OF DEFAULT

      Clause 16.1(e) shall be amended to read:

      "(e)  Cross Default

               (i) any Indebtedness of any UK Obligor is not paid when due or within any applicable grace period or becomes due and payable (or capable of being declared due and payable) prior to its specified maturity or any guarantee or indemnity given by any UK Obligor in respect of any such Indebtedness is not honoured when due and called upon; and/or

               (i) an Event of Default has occurred and is continuing under Clause 8.1 (Events of Default) of the Multicurrency Agreement."

14    DEFAULT INTEREST

      Clause 17 shall be deleted by way of substitution there shall be inserted the following provision:

      "17.1 Default Interest Rate

      Subject to Clause 17.2 if any sum payable by any Borrower under any of the UK Finance Documents is not paid when due (whether at stated maturity, on acceleration or otherwise) interest shall accrue on that sum both before and after judgement to the fullest extent permitted by law during the period from the applicable due date to the date such sum is paid in full at a percentage rate per annum which is 2% (being the default rate to be imposed pursuant to the provisions of the Multicurrency Agreement) higher than the (non-default) rate which would otherwise be payable under this Agreement in respect of such sum.

17.2  Default Interest on Overdrafts

      [Clause intentionally deleted]"

15    FEES, COSTS AND EXPENSES

      Clause 18 (Fees, Costs and Expenses) shall be amended by the following amendments:

15.1 Clause 18.2 (Commitment Fee) of the Facility Agreement shall be replaced with the following:-

      18.2  Commitment Fee

      The Borrowers shall (without prejudice to any commitment fees already accrued prior to the Effective Date) pay to the Bank a commitment fee calculated at the rate of 0.5% on the undrawn and uncancelled amount of the Facility Amount from day to day during the period beginning on the Effective Date and ending on the Termination Date. Such commitment fee shall be payable in arrears on the last day of each successive period of 3 months which falls due during such period and on the Termination Date."

15.2  The following shall be added as a new Clause 18.6:-

      "18.6   Amendment Fee

      The Borrowers shall pay to the Bank an amendment fee of 0.75% of the maximum aggregate exposure of the Borrowers to the Bank as at the Effective Date within 2 Banking Days of the Effective Date"

16    WARRANTS

      There shall be inserted the following as a new Clause 18.7.

      "18.7  Warrants

      The provisions of Clause 2.18 of the Multicurrency Agreement (Warrants) shall apply mutatis mutandis to this Agreement so that each of the Bank and NatWest shall receive a proportionate share (equal to its total commitment on the date of this Agreement under all of the RBS Group Facilities, including its exposure under any loan notes, divided by the Combined Commitments on the date of this Agreement) of 5% of the fully diluted common stock of APW."

17    GUARANTEES AND RELEASE OF GUARANTEES

17.1 All obligations of each Borrower under the RBS Group Facilities shall, notwithstanding the provisions of the Waiver Letter and the Waiver Request but subject to Clauses 17.2 and 17.3 below, be guaranteed by each of the Guarantors (as defined in the Multicurrency Agreement).

17.2 The Bank hereby releases, with effect from the Effective Date but subject to Clause 17.3 below, each of the Dissolution Subsidiaries other than APW Electronics Overseas Investments Limited from their guarantee obligations and liabilities, whether actual, contingent or prospective, under any guarantee previously given to the Bank in respect of the obligations of the Borrowers to the Bank under the RBS Group Facilities. Any Dissolution Subsidiary which is a Borrower shall be released from its obligations as borrower once all relevant borrowings have been repaid or assumed, in a manner satisfactory to the Bank (acting reasonably), by another Borrower.

17.3 If any Dissolution Subsidiary is not dissolved within 90 days of the Effective Date (or such longer period as the Bank may in its absolute discretion permit), each Borrower shall procure that such Dissolution Subsidiary duly executes each of the following within 120 days of the Effective Date (or such longer period as the Bank may in its absolute discretion permit):-

      17.3.1 a valid, binding and enforceable guarantee of the obligations of the Borrowers to the Bank in respect of the RBS Group Facilities, in substantially the same form as the Guaranties or Guarantees (depending on the domicile of the Dissolution Subsidiary); and

      17.3.2 a valid, binding and enforceable Deed of Accession to the Debenture, in substantially the form annexed as Schedule 2 to the Debenture or equivalent security in a form satisfactory to the Bank, in the case of any Dissolution Subsidiary not incorporated in England and Wales.

17.4 The provisions contained in Clause 3.1(c) of the Multicurrency Agreement (Action with Non-Guarantors) shall apply mutatis mutandis to this Agreement.

18    GENERAL

18.1 The Borrowers hereby undertake that the Representations and Warranties set out in Clause 12 are true and accurate as of the date of this Agreement

18.2 All other terms and conditions of the Facility Agreement remain unchanged, save that the creation of the security evidenced by the Collateral Documents and all other security created in favour of the Security Trustee and the Bank is expressly permitted.

18.3 A person who is not a party to this Facility Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of the Facility Agreement.

18.4 The Borrowers shall on demand reimburse the Bank all reasonable costs including fees, costs and expenses (including legal fees and expenses) incurred in or in connection with the negotiation and execution of the UK Finance Documents and the US Finance Documents and shall pay all stamp, registration and other taxes to which any such document is, or at any time may be, subject and shall indemnify the Bank against any liabilities, expenses, costs or claims resulting from any failure to pay, or any delay in paying, such tax.

18.5 This Agreement shall be governed by and construed in accordance with the laws of England and the parties hereto submit to the jurisdiction of the English courts.


SIGNED FOR AND ON BEHALF OF:-

THE ROYAL BANK OF SCOTLAND plc

By: /s/ Toni J. Smith

APW ELECTRONICS GROUP PLC

By: /s/ Desmond Doyle


APW ELECTRONICS OVERSEAS INVESTMENTS LIMITED

By: /s/ Desmond Doyle


APW ELECTRONICS LIMITED

By: /s/ Desmond Doyle

APW ENCLOSURES AB

By: /s/ Desmond Doyle



APW ENCLOSURES GmbH

By: /s/ Desmond Doyle



VERO ELECTRONICS INC.

By: /s/ Desmond Doyle



APW ENCLOSURES S.A.

By: /s/ Desmond Doyle



APW ELECTRONICS S.r. L

By: /s/ Desmond Doyle